As filed with the Securities and Exchange Commission on August 1, 1995

                                                      Registration No. 33-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                            Xerox Credit Corporation
             (Exact name of registrant as specified in its charter)

            Delaware                                     06-1024525
  (State or other jurisdiction             (I.R.S. Employer Identification No.)
 of incorporation or organization)

                              100 First Stamford Place
                                 P.O. Box 10347
                        Stamford, Connecticut 06904-2347

                                 (203) 325-6600

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                                Martin S. Wagner
                                   Secretary
                             c/o Xerox Corporation
                                 P.O. Box 1600
                          Stamford, Connecticut 06904
                                 (203) 968-3000

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                    Copy to:
                                 John W. White
                            Cravath, Swaine & Moore
                                Worldwide Plaza
                               825 Eighth Avenue
                            New York, New York 10019
                                ---------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                                ---------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. (X)

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

                                                        (continued on next page)

                                ---------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

(continued from previous page)

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                                Proposed            Proposed
                                                                 maximum             maximum
                                                Amount          offering            aggregate         Amount of
            Title of each class of               to be          price per           offering        registration
          securities to be registered      registered(1)(3)      unit(2)         price(1)(2)(3)          fee
-----------------------------------------------------------------------------------------------------------------

Debt Securities ........................     $997,380,000          100%           $997,380,000        $343,925
=================================================================================================================

(1) In U.S. dollars or equivalent thereof in foreign denominated currency or units consisting of multiple currencies.

(2) Estimated solely for the purposes of calculating the registration fee.

(3) Or, if any securities are issued at original issue discount, such greater amount as shall result in aggregate proceeds of $997,380,000 to the registrant.

                                ---------------

                       STATEMENT PURSUANT TO RULE 429(b)

     The prospectus contained in this Registration Statement is a combined prospectus which also covers Debt Securities of the Company heretofore covered by Registration Statement No. 33-43470. This Registration Statement also constitutes Post-Effective Amendment No. 2 with respect to such Registration Statement No. 33-43470, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION DATED AUGUST 1, 1995

PROSPECTUS

XEROX CREDIT CORPORATION

Debt Securities

     Xerox Credit Corporation (the "Company") intends from time to time to issue debt securities (the "Debt Securities") from which the Company will receive proceeds of up to an aggregate of $1,000,000,000 (or the equivalent thereof in one or more foreign denominated currencies or units consisting of multiple currencies, including European Currency Units ("ECU")) and which will be offered on terms to be determined at the time of sale. The Debt Securities may be issued in one or more series with the same or various maturities at par or with an original issue discount and may be issued as individual securities in registered form without coupons or as one or more global securities in registered form (each a "Global Security"). The purchase price for the principal of and any premium and any interest on the Debt Securities may be payable in U.S. dollars or in one or more foreign denominated currencies or currency units.

     The specific title, aggregate principal amount, designated currency or currency units, offering price, maturity, rate (which may be fixed or variable) or method of calculating interest and time of any payment of interest (if any), the currency or currency units in which payments of Debt Securities may be made, any right on the part of the holders of Debt Securities to require the repurchase thereof by the Company, any redemption, prepayment, sinking fund and other terms and any securities exchange listing of Debt Securities (the "Offered Debt Securities") in respect of which this Prospectus is being delivered are set forth in a supplement to this Prospectus (the "Prospectus Supplement") together with the terms of the offering. The Prospectus Supplement will also contain information where applicable about material United States Federal income tax considerations relating to the Debt Securities covered by such Prospectus Supplement.

     The Company may sell the Offered Debt Securities in any one or more of the following ways: (1) directly to investors, (2) to investors through agents, (3) to broker-dealers as principals, (4) through underwriting syndicates led by one or more managing underwriters as the Company may select from time to time, or
(5) through one or more underwriters acting alone. If any underwriters, agents or dealers are involved in the sale of the Offered Debt Securities, their names and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution".

     This Prospectus may not be used to consummate sales of Offered Debt Securities unless accompanied by a Prospectus Supplement.

                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

The date of this Prospectus is August , 1995.

     IN CONNECTION WITH AN OFFERING OF OFFERED DEBT SECURITIES, THE UNDERWRITERS, IF ANY, FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE OFFERED DEBT SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W. (Room 1024), Judiciary Plaza, Washington, D.C. 20549; as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661; and Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents filed with the Commission (File No. 1-8133) pursuant to Section 13 of the Exchange
Act:

     (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1994; and

     (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to The First National Bank of Boston, Investor Services, P.O. Box 9155, Boston, Massachusetts 02205-9155, telephone: (800) 882-6637.

                                  THE COMPANY

     Xerox Credit Corporation, a Delaware corporation (together with its subsidiaries herein called the "Company" unless the context otherwise requires), was organized on June 23, 1980. All of the Company's outstanding capital stock is owned by Xerox Financial Services, Inc. ("XFSI"), a holding company, which is wholly owned by Xerox Corporation (Xerox Corporation together with its subsidiaries herein called "Xerox" unless the context otherwise requires). The Company's principal executive offices are located at 100 First Stamford Place, P.O. Box 10347, Stamford, Connecticut 06904-2347 and its telephone number is
(203) 325-6600.

     The Company is engaged in financing long-term accounts receivable arising out of equipment sales by Xerox to its document processing customers throughout the United States. Contract terms on these accounts receivable range primarily from two to five years. The Company discontinued its real-estate development and related real-estate financing businesses in the first quarter of 1990. In the fourth quarter of 1990, the Company discontinued its third-party financing and leasing businesses.

         Pursuant to a Support Agreement between Xerox and the Company, Xerox has agreed to retain ownership of 100% of the voting capital stock of the Company and make periodic payments to the Company to the extent necessary to insure that its annual pre-tax earnings available for fixed charges equal at least 1.25 times its fixed charges.

               RATIO OF EARNINGS TO FIXED CHARGES OF THE COMPANY

     The following table shows the ratio of earnings to fixed charges for the periods indicated.

                                                       Three Months
                                                      Ended March 31,          Years Ended December 31,
                                                      ---------------   ---------------------------------------
                                                       1995    1994     1994    1993     1992     1991     1990
                                                      ------  ------    ----    ----     ----     ----     ----

Ratio of earnings to fixed charges(1) ..............   1.68     1.71    1.73     1.74     1.75    1.82     1.88


----------

(1) The ratio of earnings to fixed charges has been computed based on the Company's continuing operations by dividing total earnings available for fixed charges by total fixed charges. Interest expense has been assigned to discontinued operations principally on the basis of the relative amount of gross assets of the discontinued operations. Management believes that this allocation method is reasonable in light of the amount of debt specifically assigned to discontinued operations. The discontinued operations consist of the Company's real-estate development and related financing operations and its third-party financing and leasing businesses.

                          INFORMATION CONCERNING XEROX

     Xerox is a global company serving the worldwide document processing markets. Xerox distributes its products in the Western Hemisphere through divisions and wholly-owned subsidiaries, in Europe and Africa through companies in which Xerox has an 80% financial interest and The Rank Organization Plc ("RO") has a 20% financial interest, and in Japan and other areas of the Pacific Rim, Australia and New Zealand by Fuji Xerox Co. Ltd. ("Fuji Xerox"), an unconsolidated joint venture, which is equally owned by Fuji Photo Film Company, Ltd. of Japan and Rank Xerox Limited ("Rank Xerox"). On February 28, 1995, Xerox paid RO (Pound Sterling)620 million, or approximately U.S. $972 million, for a 40% interest in RO's financial interest in Rank Xerox. The transaction increased the Xerox financial interest in Rank Xerox to 80% from 67%.

     Xerox' Document Processing activities encompass developing, manufacturing, marketing, servicing and financing a complete range of document processing products and services designed to make offices around the world more productive. Xerox believes that documents will play a central role in business, government and educational organizations far into the future and that efficient processing of documents offers significant opportunities for productivity improvements.

     In December 1993, Xerox announced a restructuring program with the objectives of continuing to significantly reduce the cost base and to improve productivity. Xerox expects to reduce its worldwide work force by more than 10,000 employees and to close or consolidate a number of facilities. Xerox estimates that this program achieved pre-tax cost reductions of approximately $350 million in 1994, and will achieve approximately $700 million in 1995 and higher amounts thereafter. Xerox stated, however, that it expected a portion of these savings to be reinvested to reengineer business processes, to support expansion in emerging markets, and to mitigate anticipated continued pressure on gross margins.

     To date, the activities associated with the productivity initiatives are on track towards achieving Xerox' objectives.

     In January 1993, Xerox announced its decision to concentrate on the core Document Processing business and disengage from the Insurance and Other Financial Services ("IOFS") businesses. Consistent with this objective, The Van Kampen Merritt Companies, Inc., an investment advisory organization, and Furman Selz Holding Corporation, an institutional brokerage, investment banking and management firm, were sold in 1993. In 1994, Shields Asset Management, Inc. ("Shields"), a Furman Selz subsidiary, and Regent Investor Services, Incorporated, a Shields subsidiary, were sold. In 1995, Constitution Re Corporation, Xerox Financial Services Life Insurance Company and related companies, and Viking Insurance Holdings, Inc. were sold. The ongoing operations of the Company and the international financing companies that finance the purchase of Xerox equipment are unaffected by the decision to disengage from IOFS.

     The only continuing Financial Services business is the Insurance segment, which includes Talegen Holdings, Inc., a holding company of five property and casualty insurance operating groups and three insurance related service companies, Ridge Reinsurance Limited and that portion of the XFSI headquarters costs and interest expense associated with the continuing business activities. Xerox will continue to implement its strategy for divesting the remaining insurance business in an orderly and disciplined way.

                  RATIO OF EARNINGS TO FIXED CHARGES OF XEROX

                                                       Three Months
                                                      Ended March 31,          Years Ended December 31,
                                                      --------------    ---------------------------------------
                                                       1995    1994     1994    1993*   1992**   1991***   1990
                                                      ------  ------    ----    -----   ------   -------   ----

  Ratio of earnings to fixed charges(1)(2) .........   2.21    2.10     2.63    0.71     1.12     1.90     2.07


----------

(1) The ratio of earnings to fixed charges has been computed based on Xerox' continuing operations by dividing total earnings available for fixed charges, excluding capitalized interest, by total fixed charges. Fixed charges consist of interest, including capitalized interest, and one-third of rent expense as representative of the interest portion of rentals. Interest expense has been assigned to discontinued operations principally on the basis of the relative amount of gross assets of the discontinued operations. Xerox management believes that this allocation method is reasonable in light of the debt specifically assigned to discontinued operations. The discontinued operations consist of Xerox' real-estate development and related financing operations and its third-party financing and leasing businesses, and Other Financial Services businesses.

(2) Xerox' ratio of earnings to fixed charges includes the effect of Xerox' finance subsidiaries which primarily finance Xerox equipment. Financing businesses, due to their nature, traditionally operate at lower earnings to fixed charges ratio levels than do non-financial companies.

  * In 1993, the ratio of earnings to fixed charges includes the effect of the $1,373 million before-tax ($813 million after-tax) charge incurred in connection with the restructuring provision and litigation settlements. Excluding this charge, the ratio was 2.13. 1993 earnings were inadequate to cover fixed charges. The coverage deficiency was $283 million.

 ** In 1992, the ratio of earnings to fixed charges includes the effect of the $936 million before-tax ($778 million after-tax) charge incurred in connection with the decision to disengage from Xerox' IOFS businesses. Excluding this charge, the ratio was 2.05.

*** In 1991, the ratio of earnings to fixed charges includes the effect of the $175 million before-tax ($101 million after-tax) charge incurred in connection with the Document Processing work-force reduction. Excluding this charge, the ratio was 2.08.

                                USE OF PROCEEDS

     Except as otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the general funds of the Company and will be used for general corporate purposes. The approximate amount of such net proceeds will be specified in the applicable Prospectus Supplement and will depend upon the type, aggregate principal amount and initial offering price of the particular series of Debt Securities to be determined at the time of sale.

                       DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities are to be issued in one or more series under an indenture dated as of August 1, 1995, between the Company and The First National Bank of Boston, as Trustee (the "Trustee") (as may be amended, supplemented or modified from time to time, the "Indenture"). A copy of the Indenture is filed as an exhibit to the Registration Statement or incorporated herein by reference. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture and the provisions of the Trust Indenture Act of 1939, as amended (the "TIA"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture. References in parentheticals below to sections or articles are to Sections or Articles of the Indenture.

     The Indenture contains no covenants or provisions which may afford holders of Debt Securities protection in the event of a highly leveraged transaction by the Company. No such transaction is contemplated. See "The Company" on pages 2 and 3 of this Prospectus concerning Xerox' obligation to retain ownership of 100% of the voting capital stock of the Company and to make support payments to the Company under certain circumstances.

General

     The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by the Company. Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities: (1) the title and aggregate principal amount of such Debt Securities; (2) the percentage or percentages of their principal amount at which such Debt Securities will be issued; (3) the date or dates on which such Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) or the method of determination thereof, at which such Debt Securities will bear interest, if any; (5) the dates on which such interest, if any, shall accrue or the method by which such dates shall be determined and the dates on which such interest, if any, will be payable; (6) the terms for redemption or early repayment, if any; (7) the denominations in which such Debt Securities are authorized to be issued; (8) whether such Debt Securities are issuable in registered and/or bearer form; (9) whether such Debt Securities are to be issued as Discount Securities (as defined below) and the amount of discount with which such Debt Securities will be issued; (10) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary (as defined below) for such Global Security or Securities; (11) if a temporary Debt Security is to be issued with respect to such series, whether any interest thereon payable on an Interest Payment Date prior to the issuance of a definitive Debt Security of the series will be credited to the account of the Persons entitled thereto on such Interest Payment Date; (12) if a temporary Global Security is to be issued with respect to such series, the terms upon which beneficial interests in such temporary Global Security may be exchanged in whole or in part for beneficial interests in a definitive Global Security or for individual Debt Securities of the series and the terms upon which beneficial interests in a definitive Global Security, if any, may be exchanged for individual Debt Securities of the series;
(13) the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on the Debt Securities may be payable; (14) if the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on the Debt Securities may be payable is at the purchaser's election, the time period within which and the manner in which and the terms and conditions upon which such election may be made; (15) the securities exchange or exchanges, if any, on which the Debt Securities will be listed; (16) whether any underwriter(s) will act as market maker(s) for the Debt Securities; (17) if the Debt

Securities are listed on a securities exchange and no underwriter(s) intends to make a market in the Debt Securities, the nature of the exchange market for the Debt Securities; (18) if the Debt Securities are not listed on a securities exchange, the extent to which a secondary market is expected to develop; (19) any right on the part of the holders of such Debt Securities to require the repurchase thereof by the Company; and (20) any additional terms (which terms shall not be inconsistent with the provisions of the Indenture).

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates ("Discount Securities"). One or more series of Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

     Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on an interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional Federal income tax considerations will be set forth in the Prospectus Supplement relating thereto.

     As used herein, the term Debt Securities shall include Debt Securities denominated in U.S. dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in any other freely transferable currency or units based on or relating to foreign currencies, including ECU.

     If a Prospectus Supplement specifies that Debt Securities are denominated in a currency or currency unit other than U.S. dollars, such Prospectus Supplement shall also specify the denominations in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Debt Securities, will be payable, which may be U.S. dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

     The Debt Securities are unsecured and will rank pari passu with all other unsecured and unsubordinated debt of the Company.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof. (Section 3.02) Subject to the limitations provided in the Indenture and in the Prospectus Supplement relating thereto, Debt Securities which are issued in registered form may be transferred or exchanged at the office of the Company to be maintained in the Borough of Manhattan, The City of New York or at the Principal Corporate Trust Office of the Trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith. (Section 3.05)

Global Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor of such Depositary or a nominee of such successor. (Sections 3.01, 3.03 and 3.05)

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series and the rights of and limitations upon owners of beneficial interests in a Global Security representing a series of

Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture governing such Debt Securities.

     Payments of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any paying agent (a "Paying Agent"), nor the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made by the Depositary or any participants on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities, and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee, and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

Covenants

     Limitations on Liens. So long as any of the Debt Securities are outstanding, the Company will not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties (other than "margin stock" as that term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System), whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure any Debt without making effective provision whereby the Debt Securities (together with, if the Company shall so determine, any other Debt of the Company or such Subsidiary then existing or thereafter created which is not subordinate to the Debt Securities) shall be equally and ratably secured with the indebtedness or obligations secured by such security; provided, however, that the Company or its Subsidiaries may create or suffer to exist any lien, security interest, charge, encumbrance or preferential arrangement of any kind upon any of the properties or assets of the Company or its Subsidiaries to secure any Debt or Debts in an aggregate amount at any time outstanding not greater than 20% of the Consolidated Net Worth of the Company; and provided further that the foregoing restrictions shall not apply to any of the following:

          (1) deposits, liens or pledges arising in the ordinary course of business to enable the Company or any of its Subsidiaries to exercise any privilege or license or to secure payments of workers' compensation or unemployment insurance, or to secure the performance of bids, tenders, contracts (other than for the payment of money) or statutory landlords' liens or to secure public or statutory obligations or surety, stay or appeal bonds, or other similar deposits or pledges made in the ordinary course of business; (2) liens imposed by law or other similar liens, if arising in the ordinary course of business, such as mechanic's, materialman's, workman's, repairman's or carrier's liens, or deposits or pledges in the ordinary course of business to obtain the release of such liens; (3) liens arising out of judgments or awards against the Company or any of its Subsidiaries in an aggregate amount not to exceed the greater of
     (a) 15% of the Consolidated Net Worth of Xerox or (b) the minimum amount which, if subtracted from such Consolidated Net Worth, would reduce such Consolidated Net Worth below $3.2 billion and with respect to which the Company or such Subsidiary shall in good faith be prosecuting an appeal or proceeding for review, or liens for the purpose of obtaining a stay or discharge in the course of any legal proceedings; (4) liens for taxes if such taxes are not delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, or minor survey exceptions or minor encumbrances, easements or restrictions which do not in the aggregate materially detract from the value of the property so encumbered or restricted or materially impair their use in the operation of the business of the Company or Subsidiary owning such property; (5) liens in favor of any government or department or agency thereof or in favor of a prime contractor under a government contract and resulting from the acceptance of progress or partial payments under government contracts or subcontracts thereunder; (6) liens, security interests, charges, encumbrances, preferential arrangements and assignments of income existing on the date of the Indenture; (7) purchase money liens or security interests in property acquired or held by the Company or any Subsidiary created in the ordinary course of business to secure the purchase price thereof or indebtedness incurred to finance the acquisition thereof; (8) liens or security interests existing on property at the time of its acquisition; (9) liens incurred (no matter when created) in connection with the Company or any Subsidiary engaging in leveraged or single investor lease transactions, provided that the instrument creating or evidencing any borrowings secured by such lien shall provide that such borrowings are payable solely out of the income and proceeds of the property subject to such lien and are not a corporate obligation of the Company or any such Subsidiary; (10) the replacement, extension or renewal of any of the foregoing; and (11) liens on any assets of the Company or any Subsidiary of up to $500,000,000 incurred in connection with the sale or assignment of assets of the Company or such Subsidiary for cash where the proceeds are applied to repayment of Debt of the Company or such Subsidiary and/or invested by the Company or such Subsidiary as assets which would be reflected as receivables on the balance sheet of the Company or such Subsidiary. (Section 5.06)

     "Consolidated Net Worth" means, at any time, as to a given entity, the sum of the amounts appearing on the latest consolidated balance sheet of such entity and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, as (i) the par or stated value of all outstanding capital stock (including preferred stock), (ii) capital paid-in and earned surplus or earnings retained in the business plus or minus cumulative translation adjustments, (iii) any unappropriated surplus reserves, and (iv) any net unrealized appreciation of equity investments; and, in the case of Xerox, there shall be added thereto the sum of $600,000,000.

     "Debt" means (i) indebtedness for borrowed money or for the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course with a maturity of not greater than 90 days),
(ii) obligations as lessee under capital leases, (iii) obligations under guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to insure a creditor against loss in respect of, obligations of others of the kinds referred to in clause (i) or (ii), and
(iv) the amount of unfunded benefit liabilities as defined in Section 4001(a)(18) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or statutes, under plans covered by Title IV thereof.

     "Subsidiary" means any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned by the Company and which is organized and existing under the laws of any State of the United States or the District of Columbia.

     Consolidation, Merger or Sale of Assets of the Company. The Company shall not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (1) the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires its assets is Xerox or a corporation all of the voting capital stock of which is directly or indirectly owned by Xerox, is organized in the United States, and expressly assumes the due and punctual payment of the principal of and interest on all the Debt Securities and the performance of every covenant of the Indenture on the part of the Company and (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale is made shall succeed to, and be substituted for, the Company under the Indenture. (Section 10.2)

Events of Default, Notice and Waiver

     The Indenture provides that, if an Event of Default specified therein in respect of any series of Debt Securities shall have happened and be continuing, either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Debt Securities of such series may declare the principal amount (or a portion thereof in the case of certain Debt Securities issued with an original issue discount) of all the Debt Securities of such series to be immediately due and payable. (Section 7.02)

     Events of Default in respect of any series are defined in the Indenture as being: default for 30 days in payment of any interest instalment when due; default in payment of principal of or premium, if any, (including accrued original issue discount, in the case of certain Debt Securities issued with the original issue discount) on, or any sinking fund payment or analogous obligation with respect to, Debt Securities of such series when due; default for 90 days after notice to the Company by the Trustee or by the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series in performance of any covenant in the Indenture in respect of such series; and certain events of bankruptcy, insolvency and reorganization and any other Event of Default provided for with respect to such series. (Section 7.01)

     The TIA provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the Holders of such series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest on, or any sinking fund instaIment or analogous obligation with respect to, any of the Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of such series. The term "default" for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to Debt Securities of such series.

     The Indenture provides that the Holders of a majority in principal amount of the outstanding Debt Securities of any series may, subject to certain limitations, direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee, in respect of such series. (Section 7.11)

     The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default in respect to any series of Debt Securities to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of such series before proceeding to exercise any right or power under the Indenture at the request of Securityholders of such series. (Section 8.01)

     The Indenture includes covenants that the Company will file annually with the Trustee a certificate of no default, or specifying any default that exists. (Section 5.04)

     In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of a series may, on behalf of the Holders of all Debt Securities of such series, waive any past default or Event of Default, or compliance with certain provisions of the Indenture, except a default not theretofore cured in payment of the principal of, premium, if any, or any interest on, or any sinking fund instalment or analogous obligation with respect to, any of the Debt Securities of such series and compliance with certain covenants. (Sections 5.07, 7.02 and 7.12)

     The Indenture provides that for purposes of calculating the principal amount of Debt Securities of any series denominated in a foreign currency or in units based on or relating to currencies thereunder, such principal amount shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of a spot rate of exchange, specified to the Trustee by the Company in an Officers' Certificate, for such currency or currency units into United States dollars as of the date of any such calculation. (Section 1.15)

Modification of the Indenture

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities of the affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holders of all of the affected Debt Securities, among other things, change the maturity of any Debt Securities, reduce the principal amount thereof or any premium thereon, reduce the rate or extend the time of payment of interest thereon, change the method of computing the amount of principal thereof on any date or reduce the aforesaid percentage of Debt Securities, the consent of the Holders of which is required for any such supplemental indenture.(Section 9.02)

Satisfaction and Discharge of the Indentures; Defeasance

     The Indenture shall generally cease to be of any further effect with respect to a series of Debt Securities if (a) the Company has delivered to the Trustee for cancellation all such Debt Securities of such series (with certain limited exceptions) or (b) all such Debt Securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company shall have deposited with the Trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all such Debt Securities of such series (and if, in either case, the Company shall also pay or cause to be paid all other sums payable under the Indenture by the Company in respect of all such Debt Securities of such series and deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent in the Indenture have been complied with). (Section 11.01)

     The Trustee shall hold in trust all money deposited with it as described above and shall apply the deposited money, in accordance with the provisions of the Debt Securities of the defeased series and the Indenture, to the payment, either directly or through any Paying Agent, as the Trustee may determine, to the persons entitled thereto, of principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee. (Section 11.02)

Concerning the Trustee

     The Company may from time to time maintain credit facilities, and have other customary banking relationships, with The First National Bank of Boston, the Trustee under the Indenture.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities offered hereby in any one or more of the following ways:(1) directly to investors, (2) to investors through agents, (3) to broker-dealers as principals, (4) through underwriting syndicates led by one or more managing underwriters as the Company may select from time to time, or (5) through one or more underwriters acting alone.

     If an underwriter or underwriters are utilized in the sale, the specific managing underwriter or underwriters with respect to the offer and sale of the Offered Debt Securities are set forth on the cover of the Prospectus Supplement relating to such Offered Debt Securities and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement.

     Sales of the Offered Debt Securities by underwriters may be in negotiated transactions, at a fixed offering price or at various prices determined at the time of sale. The Prospectus Supplement describes the method of reoffering by the underwriters. The Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters, if any, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which the Debt Securities offered thereby will be listed.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts providing for payment and delivery at a future date.

     If any Debt Securities are sold pursuant to an Underwriting Agreement, the several underwriters will agree, subject to terms and conditions set forth therein, unless the Prospectus Supplement provides otherwise, to purchase all the Debt Securities offered by the accompanying Prospectus Supplement if any of such Debt Securities are purchased and, in the event of default by any underwriter, in certain circumstances, the purchase commitments may be increased or the Underwriting Agreement may be terminated.

     Offers to purchase Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as the term is defined in the Securities Act of 1933 (the "Act"), involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in a Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis.

     If a broker-dealer is utilized in the sale of the Offered Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Debt Securities to the dealer, as principal. The dealer may then resell such Offered Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, broker-dealers or underwriters may be entitled under agreements which may be entered into with the Company to indemnification or contribution by the Company in respect of certain civil liabilities, including liabilities under the Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     The place and time of delivery for the Offered Debt Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

     The Offered Debt Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Offered Debt Securities.

                                 LEGAL OPINIONS

     The validity of the Debt Securities to be offered hereby will be passed upon for the Company by Martin S. Wagner, Esq., Associate General Counsel, Corporate, Finance and Ventures of Xerox Corporation and for the underwriters, agents or dealers, as the case may be, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company and consolidated subsidiaries included in the Company's Annual Report on Form 10-K as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report set forth therein of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements and schedule refers to the Company's changes in its methods of accounting for income taxes and postretirement benefits other than pensions in 1992.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

     The following statement sets forth the expenses, other than underwriting discounts and commissions, to be borne by the Company in connection with the distribution of the Debt Securities:

  Securities and Exchange Commission Registration Fee .............   $343,925
  Printing and Engraving ..........................................     60,000
  Fees of Company's Independent Auditors ..........................     55,000
  Blue Sky Fees and Expenses (including legal fees and
    disbursements) ................................................     15,000
  Trustee Fees ....................................................     50,000
  Rating Agency Fees ..............................................    220,000
  Miscellaneous Expenses ..........................................        -0-
                                                                      --------
    Total .........................................................   $743,925
                                                                      ========

----------
* The foregoing expenses, other than the Securities and Exchange Commission Registration Fee, are estimated.

Item 15. Indemnification of Directors and Officers.

     Reference is made to Section 145 of the General Corporation Law of Delaware.

Item 16. Exhibits.

    (1)(a) --Form of Underwriting Agreement, incorporated by reference to Exhibit (1)(a) to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-3, Registration No. 33-43470.

    (1)(b) --Form of Selling Agency Agreement, incorporated by reference to Exhibit (1)(b) to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-3, Registration No. 33-43470. The form of Selling Agency Agreement is hereby amended, effective August 1, 1995, by adding additional agents and replacing all references to "U.S. $525,000,000" and "Series B" notes with "U.S. $1,000,000,000" and "Series E" notes, respectively.

    (4)(a)  --Form of Indenture.

    (4)(b) --Form of Debt Security, incorporated by reference to Exhibit (4)(b) to the Company's Registration Statement on Form S-3, Registration No. 2-72851. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

    (4)(c)  --Form of Debt Security, incorporated by reference  to Exhibit
              (4)(c) to the Company's Registration Statement on Form S-3, Registration No. 2-72851. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

    (4)(d) --Form of Debt Security, incorporated by reference to Exhibit (4)(d) to the Company's Registration Statement on Form S-3, Registration No. 2-72851. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

    (4)(e) --Form of Debt Security, incorporated by reference to Exhibit (4)(e) to the Company's Registration Statement on Form S-3, Registration No. 2-72851. The Form of Debt Security is hereby modified, effective as of August 1,1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

    (4)(f) --Form of Debt Security, incorporated by reference to Exhibit (4)(f) to the Company's Registration Statement on Form S-3, Registration No. 2-72851. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

    (4)(g) --Form of Debt Security, incorporated by reference to Exhibit (4) to the Company's Current Report on Form 8-K dated September 29, 1983. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

    (4)(h) --Form of Debt Security, incorporated by reference to Exhibit (4) to the Company's Current Report on Form 8-K dated March 13, 1984. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

    (4)(i) --Form of Debt Security, incorporated by reference to Exhibit (4) to the Company's Current Report on Form 8-K dated May 2, 1985. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to The Bank of New York with The First National Bank of Boston.

    (4)(j) --Form of Debt Security, incorporated by reference to Exhibit (4) to the Company's Current Report on Form 8-K dated January 27, 1987. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to The Bank of New York with The First National Bank of Boston.

    (4)(k) --Additional Forms of Debt Securities incorporated by reference to the Company's subsequently filed reports on Form 8-K.

    (5) --Opinion of Martin S. Wagner, Esq., as to legality of the Debt Securities.

   (12)(a)  --Computation of ratio of earnings to fixed charges of the Company.

       (b)  --Computation of ratio of earnings to fixed charges of Xerox.

   (23)(a)  --Consent of Independent Auditors (see page II-5).

       (b)  --Consent of Martin S. Wagner, Esq. (see Exhibit 5).

       (c) --Consent of Ivins, Phillips & Barker, Chartered, special tax counsel to the Company.

   (24)(a)  --Certified Resolution.

       (b)  --Power of Attorney.

   (25)     --Statement of Eligibility and Qualification under the Trust
              Indenture Act of 1939 on Form T-1 of The First National Bank of Boston to act as Trustee under the Indenture.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 1st day of August, 1995.

                                           XEROX CREDIT CORPORATION
                                           (Registrant)

                                           By:  Stuart B. Ross*
                                                (Chairman, President and Chief
                                                  Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 6, 1994.

        Signature                                      Title

    Principal Executive Officer:
    STUART B. ROSS*                      Chairman, President, Chief Executive
                                           Officer and Director

    Principal Financial Officer:
    DONALD R. ALTIERI*                   Vice President, Treasurer, Chief
                                           Financial Officer and Director

    Principal Accounting Officer:
    DONALD R. ALTIERI*                   Acting Controller

    Directors:
    EUNICE M. FILTER*
    DAVID R. MCLELLAN*

           *By:  MARTIN S. WAGNER
                 (Martin S. Wagner,
                 Attorney-in-Fact)

                        CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Xerox Credit Corporation:

     We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus. Our report refers to the Company's changes in its methods of accounting for income taxes and postretirement benefits other than pensions in 1992.

                                                  KPMG PEAT MARWICK LLP

Stamford, Connecticut
August 1, 1995

                                 EXHIBIT INDEX

 (1)(a)  --Form of Underwriting Agreement, incorporated by reference to Exhibit
           (1)(a) to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-3, Registration No. 33-43470.

 (1)(b) --Form of Selling Agency Agreement, incorporated by reference to Exhibit (1)(b) to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-3, Registration No. 33-43470. The form of Selling Agency Agreement is hereby amended, effective August 1, 1995, by adding additional agents and replacing all references to "U.S. $525,000,000" and "Series B" notes with "U.S. $1,000,000,000"
           and "Series E" notes, respectively.

 (4)(a)  --Form of Indenture.

 (4)(b) --Form of Debt Security, incorporated by reference to Exhibit (4)(b) to the Company's Registration Statement on Form S-3, Registration No. 2-72851. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

 (4)(c) --Form of Debt Security, incorporated by reference to Exhibit (4)(c) to the Company's Registration Statement on Form S-3, Registration No. 2-72851. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

 (4)(d) --Form of Debt Security, incorporated by reference to Exhibit (4)(d) to the Company's Registration Statement on Form S-3, Registration No. 2-72851. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

 (4)(e) --Form of Debt Security, incorporated by reference to Exhibit (4)(e) to the Company's Registration Statement on Form S-3, Registration No. 2-72851. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

 (4)(f) --Form of Debt Security, incorporated by reference to Exhibit (4)(f) to the Company's Registration Statement on Form S-3, Registration No. 2-72851. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

 (4)(g) --Form of Debt Security, incorporated by reference to Exhibit (4) to the Company's Current Report on Form 8-K dated September 29, 1983. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

 (4)(h) --Form of Debt Security, incorporated by reference to Exhibit (4) to the Company's Current Report on Form 8-K dated March 13, 1984. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to Chemical Bank with The First National Bank of Boston.

 (4)(i) --Form of Debt Security, incorporated by reference to Exhibit (4) to the Company's Current Report on Form 8-K dated May 2, 1985. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to the Bank of New York with The First National Bank of Boston.

 (4)(j) --Form of Debt Security, incorporated by reference to Exhibit (4) to the Company's Current Report on Form 8-K dated January 27, 1987. The Form of Debt Security is hereby modified, effective as of August 1, 1995, by replacing all references to The Bank of New York with The First National Bank of Boston.

 (4)(k) --Additional Forms of Debt Securities incorporated by reference to the Company's subsequently filed reports on Form 8-K.

 (5)     --Opinion of Martin S. Wagner, Esq., as to legality of the Debt
           Securities.

(12)(a)  --Computation of ratio of earnings to fixed charges of the Company.

    (b)  --Computation of ratio of earnings to fixed charges of Xerox.

(23)(a)  --Consent of Independent Auditors (see page II-5).

    (b)  --Consent of Martin S. Wagner, Esq. (see Exhibit 5).

    (c) --Consent of Ivins, Phillips & Barker, Chartered, special tax counsel to the Company.

(24)(a)  --Certified Resolution.

    (b)  --Power of Attorney.

(25)     --Statement of Eligibility and Qualification  under the Trust Indenture
           Act of 1939 on Form T-1 of The First National Bank of Boston to act as Trustee under the Indenture.